Exhibit 99.1

CDW Announces CFO Transition Plan

Collin B. Kebo to Retire Following Search for Successor and Successful Transition

LINCOLNSHIRE, Ill., (May 5, 2021) – CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that Collin B. Kebo, chief financial officer, CDW, plans to retire to devote more time to his family and other interests upon completion of a comprehensive search and successful transition process for his successor. Mr. Kebo will remain fully engaged as CFO and actively participate in the process to evaluate a full slate of candidates.

Mr. Kebo joined CDW in 2008 as vice president, financial planning and analysis; assumed responsibilities as CFO for international operations in 2015; and became CFO of CDW in January 2018.

“It has been wonderful being a close colleague of Collin’s during his 13 years at CDW,” said Christine A. Leahy, president and chief executive officer, CDW. “Collin has made meaningful and enduring contributions to CDW and his legacy of financial stewardship and developing outstanding talent will contribute to CDW’s continuing success well into the future. On behalf of our Board of Directors and all our coworkers, I want to thank Collin for his exceptional leadership and dedication to CDW.”

Mr. Kebo shared, “It has been a privilege to work at CDW and I am proud of our accomplishments. The combination of CDW’s business-model and unique culture has proven the test of time, consistently evolving with IT trends and delivering market-leading profitable growth. I have no doubt that CDW’s best days are ahead. Personally, I look forward to devoting more time to my family, friends and other interests as I turn the page to my next chapter. Until then, I am committed to a seamless transition.”

Coincident with this announcement, CDW reported record Q1 Net sales and non-GAAP earnings per share, and increased its fiscal year 2021 financial outlook.

About CDW

CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,000 coworkers. For the trailing twelve months ended March 31, 2021, CDW generated Net sales of approximately $19 billion. For more information about CDW, please visit www.CDW.com.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of

1995, including without limitation statements regarding CDW’s management plans and business prospects. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries

Brittany A. Smith

Vice President, Investor Relations

and Financial Planning and Analysis

847-968-0238

investorrelations@cdw.com

Media Inquiries

Sara Granack

Vice President, Corporate Communications

847-419-7411

mediarelations@cdw.com

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